Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
TriMas Corporation:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-190666, 333-190665, 333-179761, 333-169321, and 333-145815) of TriMas Corporation of our report dated February 26, 2013, except as to note 6, which is as of February 25, 2015, with respect to the consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity and the related financial statement Schedule II for the year ended December 31, 2012, which report appears in the December 31, 2014 annual report on Form 10-K of TriMas Corporation and to the reference to our firm under the heading “Selected Financial Data”.

/s/ KPMG LLP

Detroit, Michigan
February 25, 2015